Exhibit 99.1

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Cboe Global Markets Reports Results for First Quarter 2022

First Quarter Highlights*

●	Diluted EPS for the Quarter of $1.02, Down 20 percent
●	Adjusted Diluted EPS¹ for the Quarter of $1.73, Up 13 percent
●	Net Revenue for the Quarter of $418 million, Up 14 percent
●	Reaffirmed Organic Total Net Revenue Growth[2] Target for 2022 of 5 to 7 percentage points; Increases Data and Access Solutions Organic Net Revenue Growth[2] Target to 8 to 11 percentage points, from 7 to 10 percentage points
●	Reaffirmed 2022 Adjusted Operating Expense Guidance[2] of $617 to $625 million

CHICAGO, IL – April 29, 2022 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the first quarter of 2022.

“2022 is off to an extraordinary start with Cboe delivering record quarterly results following a record year in 2021. Not only did our core derivatives franchise perform remarkably well during the quarter, but we saw strong contributions from areas like our European cash equities and our Data and Access Solutions businesses, underscoring the power of the flywheel at the heart of Cboe’s global value creation model,” said Edward T. Tilly, Cboe Global Markets Chairman, President and Chief Executive Officer. “These comprehensive results validate the investments we are making across our ecosystem around the globe. Moving forward, we look to build on our strong foundation with the expected close of the NEO and ErisX acquisitions3, expansion of our SPX Weekly Options product suite and continued growth of our European Derivatives platform. There is a tremendous amount of momentum at Cboe, and I am incredibly proud of the Cboe team’s ability to deliver on the company’s longer-term aspirations.”

“Cboe built on the momentum seen in 2021 to deliver another quarter of record earnings to start 2022. The contribution was again balanced across our businesses,” said Brian N. Schell, Cboe Global Markets Executive Vice President, Chief Financial Officer and Treasurer. “Following the strong start to the year, we are reaffirming our full year revenue and expense guidance for 2022 but see potential upside to our revenue expectations given the performance of our growth initiatives and macro trading environment. Furthermore, I am excited to introduce our enhanced reporting structure, with the updated income statement reflecting how we think about our major categories of the business: cash and spot markets, data and access solutions, and derivatives markets. Growth from each was strong in the first quarter with net revenues from derivatives markets1 growing 18%, data and access solutions1 up 18%, and cash and spot markets1 growing 5%. We are off to an incredibly strong start to 2022, and we look forward to investing behind, and building on, the momentum across our ecosystem.”

*All comparisons are first quarter 2022 compared to the same period in 2021.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2) Specific quantifications of the amounts that would be required to reconcile the company’s organic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less costs of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

(3) ErisX is expected to close in the second quarter of this year, subject to customary closing conditions, and NEO is expected to close in the second or third quarter of the year, subject to regulatory review and other customary closing conditions.

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Consolidated First Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended March 31, 2022 and 2021.

Table 1
Consolidated First Quarter Results					1Q22	1Q21
($ in millions except per share)	1Q22	1Q21	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$418.1	$365.5	14%		$418.1	$365.5	14%
Total Operating Expenses	$178.4	$160.9	11%		$145.8	$124.6	17%
Operating Income	$239.7	$204.6	17%		$272.3	$240.9	13%
Operating Margin %	57.3%	56.0%	1.3	pp	65.1%	65.9%	(0.8)	pp
Net Income Allocated to Common Stockholders	$109.2	$136.8	(20)%		$184.3	$164.8	12%
Diluted EPS	$1.02	$1.27	(20)%		$1.73	$1.53	13%
EBITDA[1]	$276.2	$246.8	12%		$281.2	$250.2	12%
EBITDA Margin % [1]	66.1%	67.5%	(1.4)	pp	67.3%	68.5%	(1.2)	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $418.1 million increased 14 percent, compared to $365.5 million in the prior-year period, reflecting increases in net transaction and clearing fees[1] and access and capacity fees. Inorganic net revenue[1] in the first quarter of 2022 was $8.4 million.
●	Total operating expenses were $178.4 million versus $160.9 million in the first quarter of 2021. Adjusted operating expenses¹ of $145.8 million increased 17 percent compared to $124.6 million in the first quarter of 2021, primarily due to the acquisition of Cboe Asia Pacific (formerly Chi-X Asia Pacific), which closed on July 1, 2021, as well as an increase in salaries and wages resulting in higher compensation and benefits. Additionally, professional fees and outside services increased compared to the first quarter of 2021 primarily due to higher legal fees.
●	The effective tax rate for the first quarter of 2022 was 51.3 percent (29.9 percent excluding Section 199 related matters1) compared with 28.9 percent in the first quarter of 2021. The increase was primarily due to the unfavorable decision rendered by the Tax Court in our Section 199 matter. The effective tax rate on adjusted earnings[1] was 29.0 percent compared with 27.9 percent in last year’s first quarter. The higher effective tax rate in the first quarter of 2022 was primarily due to changes in income tax reserves.
●	Diluted EPS for the first quarter of 2022 decreased 20 percent to $1.02 primarily due to $48.5 million of additional tax reserves, primarily related to Section 199 litigation. Adjusted diluted EPS[1] of $1.73 increased 13 percent compared to 2021’s first quarter results.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	1Q22	1Q21	Change
Options	$219.2	$181.7	21%
North American Equities	93.1	96.1	(3)%
Europe and Asia Pacific	57.5	42.1	37%
Futures	31.2	30.6	2%
Global FX	17.1	14.7	16%
Corporate	—	0.3	(100)%
Total	$418.1	$365.5	14%

(1) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Discussion of Results by Business Segment:

Options:

●	Options net revenue of $219.2 million was up $37.5 million, or 21 percent, from the first quarter of 2021, due to double-digit increases in net transaction and clearing fees[1], access and capacity fees, and market data. Net transaction and clearing fees increased primarily as a result of a 27 percent increase in Index options trading volumes versus the first quarter of 2021, along with a 7 percent increase in Index options revenue per contract (“RPC”) for the quarter. Access and capacity fees were 22 percent higher than first quarter 2021 and market data fees increased by 26 percent.
●	Net transaction and clearing fees[1] increased $36.8 million, or 27 percent, reflecting a 6 percent increase in total options average daily volume (“ADV”) and a 18 percent increase in total options RPC compared to the first quarter 2021. The increase in total options RPC was due to a mix shift, with Index options representing a higher percentage of total options volume. The RPC for Index options increased 7 percent as SPX options accounted for a higher percentage of Index options volume.
●	Cboe’s Options business had total market share of 31.5 percent for the first quarter of 2022 compared to 30.2 percent in the first quarter of 2021, primarily reflecting an increase in Cboe’s multi-listed options market share for the quarter of 27.4 percent compared to 26.9 percent in the first quarter of 2021.

North American (N.A.) Equities:

●	N.A. Equities net revenue of $93.1 million was down $3.0 million, or 3 percent, primarily due to lower transaction and clearing fees and lower market data fees. Year-over-year growth in access and capacity fees helped offset some of the declines in the segment. Transaction and clearing fees were impacted by lower industry volumes compared to outsized activity in the first quarter of 2021. RPC increased by 8 percent compared to first quarter 2021 given a lower percentage of low-priced retail trading in the first quarter of 2022.
●	Cboe U.S. Equities exchanges had market share of 14.3 percent for the first quarter of 2022 compared to 15.0 percent in the first quarter of 2021.

Europe and Asia Pacific:

●	Europe and Asia Pacific net revenue of $57.5 million increased by 37 percent, reflecting growth in European equities and clearing, and the addition of Cboe Asia Pacific in July 2021, which contributed $8.4 million in net revenue. European Equities average daily notional value (“ADNV”) for the overall market was up 31 percent during the quarter and ADNV traded on Cboe European Equities was €12.8 billion, up 71 percent from last year’s first quarter. Net capture decreased 18 percent for the quarter, reflecting the strongest gains coming in Lit market share, outpacing solid activity in higher-margin Cboe BIDS Europe and Periodic Auction services, as well as the impact of volume tier pricing given the higher volumes and market share.
●	For the first quarter of 2022, Cboe European Equities had 21.8 percent market share, up from 16.8 percent in the first quarter of 2021, as a result of positive momentum across all orderbooks, with a particular strength in Lit markets.

Futures:

●	Futures net revenue of $31.2 million increased $0.6 million, or 2 percent, due to slight increases in net transaction and clearing fees[1], access and capacity fees, and market data.
●	Net transaction and clearing fees¹ increased $0.2 million, or 1 percent, reflecting relatively flat ADV and RPC.

Global FX:

●	Global FX net revenue of $17.1 million increased 16 percent, primarily as a result of higher net transaction and clearing fees¹. ADNV traded on the Cboe FX platform was $42.0 billion for the quarter, up 13 percent compared to last year’s first quarter and net capture per one million dollars traded was $2.67 for the quarter, up 1 percent compared to $2.65 in the first quarter of 2021.
●	Cboe FX market share was 17.3 percent for the quarter compared to 16.5 percent in last year’s first quarter.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Income Statement Presentation Enhancement

Beginning in the first quarter of 2022, Cboe updated the financial statement captions within its condensed consolidated statements of income for both periods presented to better reflect the company’s diversified products, expansive geographical reach, and overall business strategy. Below is a summary of the changes to the financial statement captions. The changes do not have a financial impact on Cboe’s reported revenue, revenues less cost of revenues, reported net income, or cash flows from operations.

Revenues

●	Cash and spot markets – includes associated transaction and clearing fees, the portion of market data fees relating to associated U.S. tape plan market data fees, associated regulatory fees, and associated other revenue from Cboe’s North American Equities, Europe and Asia Pacific, and Global FX segments.
●	Data and access solutions – includes access and capacity fees, proprietary market data fees, and associated other revenue across Cboe’s five segments.
●	Derivatives markets – includes associated transaction and clearing fees, the portion of market data fees relating to associated U.S. tape plan market data fees, associated regulatory fees, and associated other revenue from Cboe’s Options, Futures, and Europe and Asia Pacific segments.

Cost of Revenues

●	Royalty fees and other cost of revenues – includes royalty fees and other cost of revenues across Cboe’s five segments.

The corresponding changes have been made to prior periods to conform to the current presentation.

2022 Fiscal Year Financial Guidance

Cboe provided guidance for the 2022 fiscal year as noted below. Unless explicitly noted below, this guidance does not take into account the company’s planned acquisitions of ErisX (which is expected to close in the second quarter of this year, subject to customary closing conditions) and NEO, (expected to close in the second or third quarter of the year, subject to regulatory review and other customary closing conditions). The company plans to further update its guidance for 2022 after the acquisitions close.

●	Reaffirmed total organic net revenue growth[1] is expected to be in the range of 5 to 7 percentage points in 2022.
●	Revenue from acquisitions held less than a year[1] is now expected to contribute total net revenue growth in a range of 2 to 3 percentage points in 2022, up from previous guidance of 1 to 3 percentage points.
●	Organic net revenue[1] from Data and Access Solutions is now expected to increase by approximately 8 to 11 percent in 2022, from a base of $419 million in 2021, up from previous guidance of 7 to 10 percent.
●	Reaffirmed adjusted operating expenses[1] in 2022 are expected to be in the range of $617 to $625 million, from a base of $531 million in 2021. The 2022 guidance considers incremental investment spend in technology and headcount to support Cboe’s numerous growth initiatives, deals closed during 2021 but not fully reflected in the 2021 cost base, and increases in core expenses. The guidance excludes the expected amortization of acquired intangible assets of $116 million; the company plans to reflect the exclusion of this amount in its non-GAAP reconciliation.[1]
●	While not included in our formal 2022 expense guidance range of $617 to $625 million, we believe the pending acquisitions of ErisX and NEO now have the potential to add an incremental $30 to $35 million of expenses in 2022, contingent on the timing of closings which are subject to customary closing conditions. We continue to anticipate a potential revenue offset for more than half of the expenses in year one, with an expectation that the additions are EBITDA positive on a combined basis in year two.
●	Reaffirmed depreciation and amortization expense for 2022, which is included in adjusted operating expenses above, is expected to be in the range of $40 to $44 million, excluding the expected amortization of acquired intangible assets.
●	Reaffirmed the effective tax rate[1] on adjusted earnings for the full year 2022 is expected to be in the range of 27.5 to 29.5 percent. Significant changes in trading volume, expenses, tax laws or rates and other items could materially impact this expectation.
●	Reaffirmed capital expenditures for 2022 are expected to be in the range of $47 to $52 million.

(1) Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less costs of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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Capital Management

At March 31, 2022, the company had adjusted cash1 of $660.0 million. Total debt as of March 31, 2022 was $1,593.6 million.

The company paid cash dividends of $51.4 million, or $0.48 per share, during the first quarter of 2022 and utilized $70.0 million to repurchase 0.6 million shares of its common stock under its share repurchase program at an average price of $117.25 per share. As of March 31, 2022, the company had approximately $248.9 million of availability remaining under its existing share repurchase authorizations.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its first-quarter financial results today, April 29, 2022, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, April 29, 2022, through 11:00 p.m. CT, May 6, 2022, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10160639.

(1) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE), a leading provider of market infrastructure and tradable products, delivers cutting-edge trading, clearing and investment solutions to market participants around the world. The Company is committed to operating a trusted, inclusive global marketplace, and to providing leading products, technology and data solutions that enable participants to define a sustainable financial future. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives and FX, across North America, Europe, and Asia Pacific. To learn more, visit www.cboe.com.

Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security risks, cybersecurity risks, insider threats and unauthorized disclosure of confidential information; our ability to attract and retain skilled management and other personnel; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; fluctuations to currency exchange rates; factors that impact the quality and integrity of our indices; the impact of the novel coronavirus (“COVID-19”) pandemic; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; the accuracy of our estimates and expectations; litigation risks and other liabilities; and if the acquisition of ErisX is consummated, operating a digital asset business. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2021 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to reclassification.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BIDS Trading®, BZX®, BYX®, Chi-X®, EDGX®, EDGA®, EuroCCP®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Options
Total industry ADV (in thousands)	42,464	40,794	37,548	36,442	41,974
Total company Options ADV (in thousands)	13,392	12,694	11,764	11,092	12,681
Multi-listed options	10,978	10,527	9,794	9,254	10,779
Index options	2,414	2,167	1,970	1,838	1,902
Total Options market share	31.5%	31.1%	31.3%	30.4%	30.2%
Multi-listed options	27.4%	27.3%	27.6%	26.8%	26.9%
Index options	99.1%	98.6%	98.4%	98.7%	99.0%
Total Options RPC:	$0.210	$0.199	$0.200	$0.192	$0.177
Multi-listed options	$0.067	$0.066	$0.069	$0.067	$0.067
Index options	$0.857	$0.845	$0.850	$0.823	$0.803

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	12.9	10.8	9.8	10.5	14.7
Market share %	14.3%	13.3%	14.0%	14.3%	15.0%
Net capture (per 100 touched shares)	$0.017	$0.025	$0.020	$0.020	$0.015
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	108.5	84.2	73.0	75.8	99.5
Off-Exchange ATS Block Market Share % (reported on a two-month lag)	23.9%	22.5%	22.9%	21.8%	21.9%
Net capture (per 100 touched shares)	$0.117	$0.115	$0.122	$0.123	$0.121
Canadian Equities:
ADV (matched shares, in millions)	41.1	41.3	37.8	47.4	71.4
Total market share %	3.2%	3.3%	3.4%	3.4%	3.1%
Market share % - TSX listed volume	4.3%	4.7%	4.7%	4.9%	4.6%
Net capture (per 10,000 shares, in Canadian Dollars)	$9.131	$8.475	$8.342	$7.782	$7.184

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€58.7	€44.0	€39.6	€42.0	€44.8
Market share %	21.8%	19.8%	18.2%	17.4%	16.8%
Net capture (bps)	€0.233	€0.256	€0.264	€0.267	€0.284
EuroCCP:
Trades cleared (in thousands)	454,437.8	345,074.8	306,085.2	294,801.9	298,223.5
Fee per trade cleared	€0.009	€0.011	€0.010	€0.011	€0.011
Net settlement volume (shares in thousands)	2,802.1	2,664.9	2,484.1	2,367.3	2,423.2
Net fee per settlement	€0.924	€0.860	€0.869	€0.893	€0.865
Australian Equities:
ADNV (AUD billions)	$0.9	$0.8	$0.8	N/A	N/A
Market share - Continuous	15.8%	16.1%	15.7%	N/A	N/A
Net capture (per matched notional value (bps))	$0.173	$0.171	$0.173	N/A	N/A
Japanese Equities:
ADNV (JPY billions)	¥164.6	¥111.4	¥88.7	N/A	N/A
Market share - Lit Continuous	3.8%	2.9%	2.4%	N/A	N/A
Net capture (per matched notional value (bps))	¥0.228	¥0.358	¥0.364	N/A	N/A

Futures
ADV (in thousands)	254	230	223	214	256
RPC	$1.637	$1.651	$1.626	$1.648	$1.639

Global FX
Spot market share %	17.3%	16.8%	17.0%	16.3%	16.5%
ADNV ($ in billions)	$42.0	$33.7	$32.4	$32.5	$37.1
Net capture (per one million dollars traded)	$2.67	$2.77	$2.77	$2.71	$2.65

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ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.

Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.

U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.

Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and the number of trading days. Total market share represents MATCHNow volume divided by the total volume of the Canadian Equities market. TSX listed volume market share represents MATCHNow volume divided by the total volume in TSX listed equities.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of ADNV in British pounds of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting. Asia Pacific data reflects the acquisition of Cboe Asia Pacific (formerly Chi-X Asia Pacific) effective July 1, 2021. Australian Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days. Japanese Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Cboe Japan and the number of Japanese Equities trading days.

Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,
(in millions, except per share amounts)	2022	2021
Revenue:
Cash and spot markets	$461.9	$548.9
Data and access solutions	118.9	100.6
Derivatives markets	393.7	361.3
Total Revenues	974.5	1,010.8
Cost of Revenues:
Liquidity payments	467.5	501.8
Routing and clearing	22.3	27.1
Section 31 fees	35.7	91.9
Royalty fees	26.3	20.3
Other cost of revenues	4.6	4.2
Total Cost of Revenues	556.4	645.3
Revenues Less Cost of Revenues	418.1	365.5
Operating Expenses:
Compensation and benefits	81.2	72.3
Depreciation and amortization	40.9	42.0
Technology support services	19.2	17.2
Professional fees and outside services	19.7	15.6
Travel and promotional expenses	2.9	1.6
Facilities costs	6.5	5.3
Acquisition-related costs	2.0	3.4
Other expenses	6.0	3.5
Total Operating Expenses	178.4	160.9
Operating Income	239.7	204.6
Non-operating (Expenses) Income:
Interest expense, net	(10.8)	(12.3)
Other (expense) income, net	(4.0)	0.6
Total Non-operating Expenses	(14.8)	(11.7)
Income Before Income Tax Provision	224.9	192.9
Income tax provision	115.3	55.7
Net Income	109.6	137.2
Net income allocated to participating securities	(0.4)	(0.4)
Net Income Allocated to Common Stockholders	$109.2	$136.8
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$1.02	$1.27
Diluted earnings per share	1.02	1.27
Weighted average shares used in computing income per share:
Basic	106.6	107.3
Diluted	106.8	107.4

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

March 31, 2022 and 2021

	March 31,	December 31,
(in millions)	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$659.4	$341.9
Financial investments	48.7	37.1
Accounts receivable, net	380.3	326.9
Margin deposits and clearing funds	1,810.3	745.9
Income taxes receivable	—	42.7
Other current assets	36.5	36.8
Total Current Assets	2,935.2	1,531.3

Investments	244.5	245.8
Land	2.3	2.3
Property and equipment, net	106.7	105.2
Operating lease right of use assets	122.5	110.1
Goodwill	3,018.1	3,025.4
Intangible assets, net	1,628.6	1,668.6
Other assets, net	140.2	125.8
Total Assets	$8,198.1	$6,814.5

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$387.1	$295.4
Section 31 fees payable	36.2	40.8
Deferred revenue	26.4	15.2
Margin deposits and clearing funds	1,810.3	745.9
Income taxes payable	32.5	8.2
Current portion of contingent consideration liabilities	48.6	63.8
Total Current Liabilities	2,341.1	1,169.3

Long-term debt	1,593.6	1,299.3
Unrecognized tax benefits	163.0	197.9
Deferred income taxes	352.4	372.7
Non-current operating lease liabilities	141.3	129.2
Contingent consideration liabilities	4.7	6.7
Other non-current liabilities	34.7	34.6
Total Liabilities	4,630.8	3,209.7

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.1	1.1
Treasury stock at cost	(185.2)	(106.8)
Additional paid-in capital	1,518.6	1,509.4
Retained earnings	2,203.7	2,145.5
Accumulated other comprehensive income, net	29.1	55.6
Total Stockholders’ Equity	3,567.3	3,604.8

Total Liabilities and Stockholders’ Equity	$8,198.1	$6,814.5

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, inorganic net revenue, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted operating income, organic net revenue and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue, inorganic net revenue, organic non-transaction revenue and organic net revenue guidance: These are non-GAAP financial measures that exclude or have otherwise been adjusted for the impact of our acquisitions for the period or guidance, as applicable. Management believes the organic net revenue growth and guidance measures provide users with supplemental information regarding the company’s ongoing and future potential revenue performances and trends by presenting revenue growth and guidance excluding the impact of the acquisitions. Revenues from acquisitions that have been owned for at least one year are considered organic and are no longer excluded from organic net revenue from either period for comparative purposes.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended
(in millions)	March 31,
Reconciliation of Revenue Less Cost of Revenue to Organic Net Revenue	2022	2021
Revenues less cost of revenues (net revenue)	$418.1	$365.5
Less acquisitions:
Acquisition revenue less cost of revenues (inorganic net revenue)	$(8.4)	$—
Organic net revenue	$409.7	$365.5

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Reconciliation of GAAP and non-GAAP Information

	Three Months Ended
Table 4	March 31,
(in millions, except per share amounts)	2022	2021
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$109.2	$136.8
Non-GAAP adjustments
Acquisition-related expenses (1)	2.0	3.4
Investment establishment costs (2)	3.0	—
Amortization of acquired intangible assets (3)	30.6	32.9
Total Non-GAAP adjustments	35.6	36.3
Income tax expense related to the items above	(8.7)	(8.2)
Tax reserves (4)	48.5	—
Net income allocated to participating securities - effect on reconciling items	(0.3)	(0.1)
Adjusted net income allocated to common stockholders	$184.3	$164.8

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$1.02	$1.27
Per share impact of non-GAAP adjustments noted above	0.71	0.26
Adjusted diluted earnings per common share	$1.73	$1.53

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$418.1	$365.5
Non-GAAP adjustments noted above	—	—
Adjusted revenue less cost of revenue	$418.1	$365.5
Operating expenses (5)	$178.4	$160.9
Non-GAAP adjustments noted above	32.6	36.3
Adjusted operating expenses	$145.8	$124.6
Operating income	$239.7	$204.6
Non-GAAP adjustments noted above	32.6	36.3
Adjusted operating income	$272.3	$240.9
Adjusted operating margin (6)	65.1%	65.9%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	224.9	192.9
Non-GAAP adjustments noted above	35.6	36.3
Adjusted income before income taxes	$260.5	$229.2

Income tax expense	115.3	55.7
Non-GAAP adjustments noted above	(39.8)	8.2
Adjusted income tax expense	$75.5	$63.9
Adjusted income tax rate	29.0%	27.9%

(1) This amount includes professional fees and outside services and impairment charges related to the company’s acquisitions.

(2) This amount represents the investment establishment costs related to the company’s investment in 7RIDGE Investments 3 LP, which acquired Trading Technologies, Inc.

(3) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(4) This amount represents the tax reserves related to Section 199 matters.

(5) The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($0.6 million and $0.4 million in expense for the three months ended March 31, 2022 and 2021, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income, net” ($0.6 million and $0.4 million in income, expense and dividends in the three months ended March 31, 2022 and 2021, respectively, on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(6) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses and investment establishment costs. EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended
(in millions, except percentages)	March 31,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2022	2021
Net income allocated to common stockholders	$109.2	$136.8
Interest expense, net	10.8	12.3
Income tax provision	115.3	55.7
Depreciation and amortization	40.9	42.0
EBITDA	$276.2	$246.8
EBITDA Margin	66.1%	67.5%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	2.0	3.4
Investment establishment costs	3.0	—
Adjusted EBITDA	$281.2	$250.2
Adjusted EBITDA Margin	67.3%	68.5%

Table 6
(in millions)	March 31,	December 31,
Reconciliation of Cash and cash equivalents to Adjusted Cash	2022	2021
Cash and cash equivalents	$659.4	$341.9
Financial investments	48.7	37.1
Less deferred compensation plan assets	(27.4)	(28.0)
Less cash collected for Section 31 Fees	(20.7)	(25.9)
Adjusted Cash	$660.0	$325.1

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees by Business Segment –Three Months Ended March 31, 2022 and 2021
	Consolidated		Options		N.A. Equities		Europe and Asia Pacific		Futures		Global FX
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,		March 31,		March 31,		March 31,
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Transaction and clearing fees	$769.6	$763.2	$348.3	$308.7	$330.8	$381.8	$50.1	$34.7	$25.8	$25.6	$14.6	$12.4
Liquidity payments	(467.5)	(501.8)	(167.6)	(166.0)	(288.3)	(330.5)	(11.6)	(5.3)	—	—	—	—
Routing and clearing	(22.3)	(27.1)	(6.7)	(5.5)	(10.5)	(17.3)	(4.9)	(4.3)	—	—	(0.2)	—
Net transaction and clearing fees	$279.8	$234.3	$174.0	$137.2	$32.0	$34.0	$33.6	$25.1	$25.8	$25.6	$14.4	$12.4

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Table 8
(in millions)
Reconciliation of Net Revenue by Revenue Caption –Three Months Ended March 31, 2022 and 2021
	Cash and Spot Markets		Data and Access Solutions		Derivatives Markets		Total
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,		March 31,
	2022	2021	2022	2021	2022	2021	2022	2021
Transaction and clearing fees	$395.5	$428.9	$—	$—	$374.1	$334.3	$769.6	$763.2
Access and capacity fees	—	—	77.9	66.4	—	—	77.9	66.4
Market data fees	22.9	26.9	39.6	29.7	8.2	7.2	70.7	63.8
Regulatory fees	31.9	82.4	—	—	10.7	19.1	42.6	101.5
Other revenue	11.6	10.7	1.4	4.5	0.7	0.7	13.7	15.9
Total revenues	$461.9	$548.9	$118.9	$100.6	$393.7	$361.3	$974.5	$1,010.8

Liquidity payments	$299.6	$335.8	$—	$—	$167.9	$166.0	$467.5	$501.8
Routing and clearing fees	15.6	21.6	—	—	6.7	5.5	22.3	27.1
Section 31 fees	31.8	82.0	—	—	3.9	9.9	35.7	91.9
Royalty fees and other cost of revenues	4.6	4.2	2.4	2.0	23.9	18.3	30.9	24.5
Total cost of revenues	$351.6	$443.6	$2.4	$2.0	$202.4	$199.7	$556.4	$645.3

Revenues less cost of revenues (net revenue)	$110.3	$105.3	$116.5	$98.6	$191.3	$161.6	$418.1	$365.5

Acquisition revenue less cost of revenues (inorganic net revenue)	(2.4)	—	(6.0)	—	—	—	(8.4)	—

Organic net revenue	$107.9	$105.3	$110.5	$98.6	$191.3	$161.6	$409.7	$365.5

Table 9
Reconciliation of GAAP Effective Tax Rate to Effective Tax Rate Excluding Section 199 Matters - Three Months Ended March 31, 2022
Tax Rate
GAAP effective tax rate	51.3%
Tax effect of Section 199 related matters	(21.4)%
Effective tax rate excluding Section 199 matters	29.9%

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